UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2016

Encision Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-11789	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6797 Winchester Circle

Boulder, Colorado 80301

(Address of principal executive offices) (Zip Code)

(303) 444-2600

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2016 (the “Closing Date”), Encision Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Crestmark Bank (“Crestmark”). Under the Agreement, Crestmark has agreed to provide the Company with a line of credit (the “Line of Credit”) of up to $1,000,000 (“Maximum Amount”) with a minimum loan balance requirement of $500,000 (the “Minimum Loan Balance”).

The Maximum Amount is subject to an advance formula, which provides that the entire loan amount may not exceed the lesser of (i) the Maximum Amount or (ii) 85% of Eligible Accounts (as defined in the Agreement). Subject to certain exceptions and conditions, Eligible Accounts includes accounts that contain payment terms of not greater than 90 days from the date of invoice, are not past due more than 90 days past the date of invoice and are invoiced no later than 10 days from the date of service or sale. Under the terms of the Agreement, the Company has assigned the Eligible Accounts to Crestmark. The Line of Credit is secured by a security interest in all of the Company’s assets, subject to certain permitted encumbrances. The Agreement contains customary representations and affirmative and negative covenants made by the Company.

The Line of Credit has a three year term. If the Company terminates the Agreement prior to the end of the term, the Company is required to pay the following exit fee (“Exit Fee”): 3% of the Maximum Amount if the termination occurs during the first year of the Agreement, 2% of the Maximum Amount if the termination occurs during the second year of the Agreement, and 1% of the Maximum Amount if the termination occurs during the third year of the Agreement.

Under the Agreement, interest on the Line of Credit is at a variable rate of the Wall Street Journal prime rate plus 2%; provided that at no time shall the rate be less than 5.5% per annum. On the Closing Date and on each one-year anniversary date thereafter, the Company will pay Crestmark a loan fee of 1.0% of the Maximum Amount. The Company will also pay Crestmark a monthly maintenance fee of 0.4% of the monthly average outstanding principal balance of the loan for the prior month. If the actual average outstanding principal balance of the loan in any month is less than the Minimum Loan Balance, the Company shall pay interest and the monthly maintenance fee calculated on the Minimum Loan Balance.

In the event of a default under the Agreement, which includes failure of the Company to comply with the terms of the Agreement or failure to pay indebtedness under the Agreement following a demand by Crestmark, Crestmark may charge an extra rate, which is the Company’s then current interest rate plus 8% per annum. In addition, if an event of default has occurred and is continuing at the time Crestmark demands payment under the Agreement, the Company will be required to pay the Exit Fee. Any indebtedness under the Agreement is repayable at any time in full or in part upon demand by Crestmark.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.

Date: March 23, 2016	By:	/s /Mala M Ray
Mala M Ray
Controller
Chief Accounting Officer